ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             DIAMOND M ONSHORE, INC.

                                       AND

                                 DRILLERS, INC.

                          Dated as of November 12, 1996
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                                TABLE OF CONTENTS

      1.    Purchase and Sale of Assets....................................  1
            1.1   Transfer of Assets.......................................  1
            1.2   Excluded Assets..........................................  3
            1.3   Instruments of Conveyance and Transfer...................  3
            1.4   Further Assurances.......................................  5
            1.5   Liabilities..............................................  5
            1.6   Expenses:  Title Insurance, Consents and Taxes...........  5

      2.    Closing; Purchase Price........................................  5
            2.1   Closing Date.............................................  5
            2.2   Purchase Price and Payment...............................  6
            2.3   Purchase Price Allocation................................  6
            2.4   Prorations...............................................  6

      3.    Representations and Warranties.................................  6
            3.1   Representations and Warranties of the ...................  6
                  (a)   Due Organization; Good Standing and Power..........  7
                  (b)   Validity of Agreement; Approvals; No
                         Conflict with Instruments.........................  7
                  (c)   Financial Information and Absence of
                         Certain Changes...................................  7
                  (d)   Title to Properties; Absence of Liens
                         and Encumbrances..................................  8
                  (e)   Contracts..........................................  8
                  (f)   Permits and Other Data.............................  8
                  (g)   Legal Proceedings..................................  9
                  (h)   Intellectual Property..............................  9
                  (i)   Conduct of Business in Compliance with
                         Regulatory and Contractual Requirements...........  9
                  (j)   Certain Fees.......................................  9
                  (k)   Environmental, Health and Safety Compliance........  9
                  (l)   Taxes.............................................. 11
                  (m)   Rights of Third Parties............................ 11
                  (n)   Additional Information............................. 11
                  (o)   Labor Matters...................................... 11
                  (p)   Employee Benefit Plans and Arrangements............ 12
                  (q)   Guarantees......................................... 12
                  (r)   Transactions with Affiliates....................... 12
                  (s)   SEC Filings........................................ 12
            3.2   Representations and Warranties of Buyer.................. 13
                  (a)   Due Organization; Good Standing and Power.......... 13
                  (b)   Authorization and Validity of Agreement............ 13
                  (c)   No Approvals or Notices Required; No
                         Conflict with Instruments......................... 14
                  (d)   Certain Fees....................................... 14

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            3.3   Survival of Representations and Warranties............... 14
            3.4   Scope of Representations of the Company.................. 14

      4.    Covenants; Actions Prior to Closing............................ 15
            4.1   Access to Information.................................... 15
            4.2   Conduct of the Business.................................. 15
            4.3   Survey and Title Insurance Commitment.................... 16
            4.4   Further Actions.......................................... 17
            4.5   Notification............................................. 17
            4.6   No Inconsistent Action................................... 18
            4.7   Acquisition Proposals.................................... 18
            4.8   Hart-Scott-Rodino Act.................................... 18
            4.9   Public Announcements..................................... 18
            4.10  Rig Loss................................................. 19
            4.11  Performance Bonds........................................ 19
            4.12  Environmental Matters.................................... 19

      5.    Conditions Precedent........................................... 20
            5.1   Conditions Precedent to Obligations of All Parties....... 20
                  (a)   No Governmental Action............................. 20
                  (b)   Termination under Hart-Scott-Rodino Act............ 20
            5.2   Conditions Precedent to Obligations of Buyer............. 20
                  (a)   Accuracy of Representations and Warranties......... 20
                  (b)   Performance of Agreements.......................... 20
                  (d)   Actions and Proceedings............................ 20
                  (e)   Licenses and Consents.............................. 21
                  (f)   Environmental Study................................ 21
                  (g)   Opinion of Counsel of the Company.................. 21
                  (h)   Operation.......................................... 21
                  (i)   Material Adverse Change............................ 21
                  (j)   Rig Audit.......................................... 21
                  (k)   Payoff Letters..................................... 21
                  (l)   Financial Audit.................................... 21
            5.3   Conditions Precedent to the Obligations of the Company... 22
                  (a)   Accuracy of Representations and Warranties......... 22
                  (b)   Performance of Agreements.......................... 22
                  (c)   Actions and Proceedings............................ 22
                  (d)   Opinion of Counsel to Buyer........................ 22
            5.4   Deemed Waiver of  Conditions Precedent................... 22

      6.    Employees...................................................... 22
            6.1   Employment............................................... 22
            6.2   No Buyer Liability....................................... 23

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      7.    Termination.................................................... 23
            7.1   General.................................................. 23
            7.2   No Liabilities in Event of Termination................... 23
            7.3   Failure to Close......................................... 23

      8.    Covenants; Action Subsequent to Closing........................ 24
            8.1   Post Closing Consent..................................... 24
            8.2   Access to Books and Records.............................. 24
            8.3   Mail..................................................... 25
            8.4   New Iberia Facility...................................... 25
            8.5   Parent's and Company's Covenants Not to Compete.......... 25

      9.    Indemnification................................................ 26
            9.1   Indemnification by the Company........................... 26
            9.2   Indemnification by Buyer................................. 26
            9.3   Monetary Limit on Indemnification Liability.............. 27
            9.4   Indemnification Procedures............................... 27
            9.5   Applicability of Indemnification Obligation.............. 28

      10.   Miscellaneous.................................................. 28
            10.1  Payment of Certain Fees and Expenses..................... 28
            10.2  Notices.................................................. 28
            10.3  Entire Agreement......................................... 29
            10.4  Binding Effect; Benefit.................................. 29
            10.5  Assignability............................................ 29
            10.6  Amendment; Waiver........................................ 30
            10.7  Limitation on Interest................................... 30
            10.8  Section Headings; Index.................................. 30
            10.9  Severability............................................. 30
            10.10 Counterparts............................................. 30
            10.11 Applicable Law........................................... 30
            10.12 Solicitation of Employees................................ 30
            10.13 No Third Party Beneficiaries............................. 31
            10.14 Survival................................................. 31
            10.15 DTPA Waiver.............................................. 31

      11.   Definitions.................................................... 31
            11.1  Defined Terms............................................ 31
            11.2  Certain Additional Defined Terms......................... 33
            11.3  References............................................... 34

      12.   DODI Guaranty.................................................. 34
            12.1  Guaranty................................................. 34
            12.2  Guaranty Unconditional................................... 34

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            12.3  Waivers of DODI.......................................... 35
            12.4  Discharge Only Upon Performance in Full;
                    Reinstatement in Certain Circumstances................. 35
            12.5  Subrogation.............................................. 35

      13.   DI Guaranty.................................................... 35
            13.1  Guaranty................................................. 35
            13.2  Guaranty Unconditional................................... 36
            13.3  Waivers of DI............................................ 36
            13.4  Discharge Only Upon Performance in Full;
                    Reinstatement in Certain Circumstances................. 36
            13.5  Subrogation.............................................. 36

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                   LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

                                    SCHEDULES

Schedule 1.1(a)   -     Real Estate

Schedule 1.1(b)   -     Rigs

Schedule 1.1(c)   -     Vehicles

Schedule 1.1(e)   -     Drill String

Schedule 1.1(h)   -     Contracts

Schedule 1.1(i)   -     Permits

Schedule 1.1(j)   -     Intellectual Property

Schedule 2.3      -     Purchase Price Allocation

Schedule 3.1(b)   -     Consents and Approvals

Schedule 3.1(d)   -     Liens and Encumbrances

Schedule 3.1(e)   -     Contracts

Schedule 3.1(f)   -     Permits and Other Data

Schedule 3.1(g)   -     Legal Proceedings

Schedule 3.1(h)   -     Intellectual Property

Schedule 3.1(i)   -     Conduct of Business in Compliance with Regulatory and
                        Contractual Requirements

Schedule 3.1(k)   -     Environmental Compliance

Schedule 3.1(n)   -     Additional Information

Schedule 3.1(p)   -     Employee Benefit Plans

Schedule 3.1(q)   -     Guaranty

Schedule 3.1(r)   -     Transactions with Affiliates

Schedule 3.2(c)   -     Buyer Consents

Exhibit A         -     Warranty Deed

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Exhibit B         -     General Conveyance

Exhibit C         -     Opinion of Counsel to Company

Exhibit D         -     Opinion of Counsel to Buyer

Exhibit E         -     Escrow Agreement

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                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement") is made and entered into as of November 12, 1996 by and between Diamond M Onshore, Inc., a Delaware corporation (the "Company") and Drillers, Inc., a Texas corporation ("Buyer").


                                R E C I T A L S:

      1. The Company is engaged in the business (the "Business") of onshore oil and gas well drilling; and

      2. The Company desires to sell to Buyer substantially all of the Company's assets, which are more fully described in Section 1.1 hereof, and Buyer desires to acquire such assets in consideration of the payment by Buyer of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth.

                                   AGREEMENT

      In consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is hereby agreed as follows:

1.    PURCHASE AND SALE OF ASSETS.

      1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Company (except as provided in Section 1.2 hereof) all of the following assets, rights and properties:

            (a) a tract of land located in Alice, Texas as more particularly described in SCHEDULE 1.1(A) hereto (such property being hereinafter collectively referred to as the "Real Estate");

            (b) The ten drilling rigs known as Diamond M Rigs 840, 851, 859, 860, 861, 862, 863, 864, 865 and 866, together with all the drilling machinery and equipment listed on SCHEDULE 1.1(B) hereto (collectively, the "Rigs");

            (c) All trucks and other vehicles listed on SCHEDULE 1.1(C) hereto, together with all binders, chains, winches, rigging and other equipment associated therewith used by the Company in moving the Rigs (collectively, the "Vehicles");
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            (d) All the spare parts and inventory of the Company on the Rigs and on the Real Estate (collectively, the "Inventory");

            (e) All the drill pipe and drill collars set forth on SCHEDULE 1.1(E) hereto (the "Drill String");

            (f) All warranties and guarantees, if any, express or implied, existing for the benefit of the Company in connection with the Rigs, Vehicles, Inventory and Drill String to the extent assignable;

            (g) All personnel, safety, maintenance, environmental, and other policy manuals for onshore operations, catalogs, research material, technical information, software technology relative to the above and all specifications, designs and drawings owned by and in possession of the Company and used in the conduct of the Business;

            (h) The rights of the Company affecting the Business under all contracts, agreements and arrangements listed on SCHEDULE 1.1(H) hereto (collectively, the "Contracts");

            (i) The rights of the Company under all Permits relating to the development, use, maintenance or occupation of the Real Estate or the conduct of the Business listed on SCHEDULE 1.1(I) hereto, to the extent that such permits are transferable;

            (j) All Intellectual Property of the Company, and any goodwill associated therewith, including all rights associated with all personnel, safety, maintenance, environmental and other policy manuals conveyed to Buyer, and the assets identified on SCHEDULE 1.1(J) hereto, but excluding however the title of the Company in and to the names "Diamond", "Diamond M", and any derivatives thereof (except that Buyer shall, as expeditiously as possible but in any event no later than 30 days after the Closing, remove all signage relating to the name or trademark of the Company from any of the Assets);

            (k) All personnel files and other materials relating to employees of the Company who may be offered employment by Buyer including those contemplated by Section 6 hereof;

            (l) All records of compliance and non-compliance with the laws, regulations, ordinances and orders applicable to the Real Estate or the Business;

            (m) All blueprints, specifications, designs and drawings associated solely and exclusively with the Real Estate, Rigs, Vehicles, Inventory and Drill String, to the extent owned by the Company and in its possession and control;

            (n)   All current operating budgets for the Company or the Business;

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            (o) All personal property of the Company located at the Company's facility in Alice, Texas;

            (p) The Company's mailing address and telephone numbers in Alice, Texas; and

            (q) Customer advances and prepayments under drilling contracts received by the Company prior to Closing for drilling work to be performed after Closing.

The assets described in this Section 1.1 as being sold, conveyed, assigned, transferred and delivered to Buyer hereunder are sometimes hereinafter referred to collectively as the "Assets".

      1.2 EXCLUDED ASSETS. It is expressly understood and agreed that the Assets shall not include the following:

            (a) Cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities and insurance premium prepayments;

            (b) The accounts receivable of the Company as of the Closing Date, all rights to payment under any assigned Contracts arising out of work performed by the Company prior to the Closing Date and all rights arising prior to the Closing Date under warranties and guarantees insofar as such rights affect the exposure to Company for any Retained Liabilities;

            (c) Claims for refunds of taxes and other governmental charges to the extent such refunds relate to periods prior to the Closing Date;

            (d) All rights, claims or causes of action of the Company arising or relative to periods prior to the Closing;

            (e) The assets of any employee benefit plan maintained by the Company or any of its Affiliates; and

            (f) The original corporate minute books, stock books, financial records, tax returns and corporate policies and procedures manuals of the Company.

To implement the provisions of Section 1.2(b), the Company shall prepare invoices for all day rate drilling contracts for periods up to the Closing Date and the Buyer shall prepare invoices for periods after the Closing. With respect to footage basis drilling contracts ongoing on the Closing Date, the Buyer shall conduct the accounting for such contracts in cooperation with the Company through the completion of the relevant well, and shall invoice the customer on behalf of both parties. The Buyer shall determine the profits for the well (revenue for the well, net of expenses other than any g & a allocations) and remit to the Company its pro rata portion based upon footage completed before and after the Closing Date.

      1.3 INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the Closing Date, the Company shall deliver or cause to be delivered to Buyer the following:

            (a) A duly executed and acknowledged special warranty deed in the form attached hereto as EXHIBIT A and an owner's policy of title insurance issued by Border Abstract & Title Co., Inc. (the "Title Company") in the name of Buyer insuring the fee estate in the Real Estate. The owner's policy of title insurance shall be for an amount

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      which is consistent with the allocation provided for in Section 2.3 hereto and shall be issued subject only to the Permitted Encumbrances; provided, however, that (i) there shall be no exception pertaining to discrepancies, conflicts or shortages, (ii) such policy shall have "none of record" endorsed thereon with respect to restrictions (except for restrictions that are Permitted Encumbrances), (iii) there shall be no exception for rights of parties in possession, (iv) any exception for taxes shall be limited to the current tax period in which the Closing occurs, marked "not yet due and payable" and (v) such other changes as agreed upon by the Title Company; provided, that all additional premiums associated with the foregoing items (i) and (iii) shall be borne by Buyer. The Company shall deliver such deed to the Title Company in a timely manner so as to permit the filing and recording thereof on the Closing Date and otherwise contemporaneously with the issuance of such title insurance policy;

            (b) A general conveyance in the form attached hereto as EXHIBIT B transferring to Buyer good and marketable title to all of the tangible personal property included in the Assets, subject only to Permitted Encumbrances;

            (c) An assignment or sublease to Buyer of the Company's right, title and interest in each of the Contracts referred to in Section 1.1(h) hereof;

            (d) All appropriate documents for the assignment as of the Closing Date of the Company's rights under the licenses, permits and franchises referred to in Section 1.1(i) hereof and of all registrations, permits, licenses, equipment or motor vehicle leasing agreements, motor vehicle and rolling stock titles, rights under sales and/or purchase orders and rights under all other Contracts constituting a part of the Assets;

            (e) All appropriate documents for the assignment as of the Closing Date of all patents, trademarks, trade names and other Intellectual Property referred to in Section 1.1(j) hereof;

            (f) Originals of all of the Contracts, commitments, books, records, files and other data (except any such items that are directly related to Retained Liabilities) that (i) are included in the Assets or (ii) relate to or affect the Assets as of the time of Closing and are reasonably necessary for the continued conduct of the Business; and

            (g) Such other instruments of transfer and assignment in respect of the Assets as Buyer shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.

Prior to the Closing Date, the Company will take such reasonable steps as may be requisite or appropriate so that no later than the close of business on the Closing Date, Buyer will be placed in actual possession and control of all of the Assets.

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      1.4 FURTHER ASSURANCES. From time to time after the Closing, the Company will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer may reasonably request in order to transfer, convey, assign and deliver to Buyer, and to place Buyer in possession and control of any of the Assets or to enable Buyer to exercise and enjoy all rights and benefits of the Company with respect thereto.

      1.5   LIABILITIES.

            (a) All liabilities of the Company existing on or arising prior to the Closing Date, known or unknown, fixed or contingent, are retained by the Company except for those arising from the condition of the Rigs, Real Estate, Vehicles, Inventory, or Drill String (the "Retained Liabilities").

            (b) Notwithstanding anything herein to the contrary, the Company shall not assume any liability or obligation arising out of any breach by the Buyer, including Buyer's failure to perform or negligent or improper performance, of any assigned Contracts after the Closing.

            (c) All liabilities relating to the ownership and operation of the Assets including, with respect to the condition of the Assets, arising from and after the Closing Date, known or unknown, fixed or contingent, are assumed by Buyer (the "Assumed Liabilities").

      1.6 EXPENSES: TITLE INSURANCE, CONSENTS AND TAXES. The Company shall pay, or cause to be paid, the costs and expenses of obtaining the commitment for title insurance and all premiums with respect to the owner's policy of title insurance contemplated by and described in Section 1.3(a) hereof, except for the additional premiums under Section 1.3(a)(i) and (iii). Buyer shall assume responsibility for and shall bear and pay all state sales and use taxes resulting from the consummation of the transactions contemplated hereby and Company and Buyer agree to cooperate to obtain all available exemptions from such taxes. In addition, Buyer shall reimburse the Company for all fees, costs and expenses incurred by the Company in respect of Deloitte & Touche, L.L.P., independent public accountants, in connection with the preparation of audited financial statements, if any, of the Company required by Rule 3-05 of the rules and regulations of the Securities and Exchange Commission or as required by DI Industries, Inc.'s underwriters in connection with the sale of DI Industries, Inc.'s securities. The Company agrees to execute a management representation letter in connection with such audited financial statements.

2.    CLOSING; PURCHASE PRICE.

      2.1 CLOSING DATE. The closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at a time and place to be mutually agreed to by the parties, within five business days after the satisfaction or waiver of all of the conditions precedent

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described in Section 5. The actual time and date of the Closing are herein called the "Closing Date".

      2.2   PURCHASE PRICE AND PAYMENT.

            (a) As consideration for the Assets, and subject to the terms and conditions of this Agreement, Buyer shall pay to the Company a total of US$26,000,000 (the "Purchase Price").

            (b) The Purchase Price shall be paid in cash on the Closing Date to or upon the order of the Company in immediately available Houston, Texas funds:

                      (i) by the Escrow Agent's delivery of the Escrow Fund to
            the Company;

                      (ii) by the Buyer's delivery of the portion of the
            Purchase Price allocated to the Real Estate under Section 2.2(a) to the Title Company for distribution to the Company; and

                      (iii) by the Buyer's delivery of the balance of the
            Purchase Price to the Company.

      2.3 PURCHASE PRICE ALLOCATION. Attached hereto as SCHEDULE 2.3 is an allocation of the Purchase Price among the Assets. As soon as practicable after the Closing Date, the Company and Buyer shall jointly prepare IRS Form 8594 to report the allocation of the Purchase Price among the Assets, consistent with
SCHEDULE 2.3. Each party hereto agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation that differs from that set forth in such Form 8594. In the event it is necessary to allocate the Purchase Price among the Assets for any reason under this Agreement for determination of value for loss or damage of such Asset, the value of the Premium for Going Concern set out in Schedule 2.3 shall be generally allocated 88% to the Rigs and 12% to the Hauling Trucks and thereafter specifically to the Asset to which the allocation is allocable based on its proportionate value set out in Schedule 2.3.

      2.4 PRORATIONS. Ad valorem and similar taxes and assessments relating to the Assets shall be prorated between Buyer and the Company as of the Closing Date based upon estimates of the amount of such taxes and assessments that will be due and payable on the Assets during the year during which the Closing Date occurs. As soon as the amount of actual taxes and assessments is known, Buyer and the Company shall readjust the amount to be paid by each party with the result that the Company shall pay for those taxes and assessments attributable to the period of time up to and including the Closing Date and Buyer shall pay for those attributable to the period thereafter.

3.    REPRESENTATIONS AND WARRANTIES.

      3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer as follows:

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            (a) DUE ORGANIZATION; GOOD STANDING AND POWER. The Company is a
      corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the corporate power and authority to own, lease and operate the Assets and to conduct the Business. The Company is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any of the Assets, or the conduct of the Business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on any of the Assets, the Business or the results of operations of the Company. No actions or proceedings to dissolve the Company are pending.

            (b) VALIDITY OF AGREEMENT; APPROVALS; NO CONFLICT WITH INSTRUMENTS. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite action on its part. No other corporate action is necessary for the authorization, execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles. Except as described in
      SCHEDULE 3.1(B) hereto the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Company; (ii) will not result in the creation of any Encumbrance (other than any Permitted Encumbrances) on the Assets under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company under, or result in the creation of a lien, charge or Encumbrance (other than Permitted Encumbrances) upon any portion of the assets of the Company pursuant to, the charter or by-laws of the Company, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Company is a party or by which it or any of its assets is bound or affected; and (iii) will not require any consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (x) the filing pursuant to the HSR Act and (y) any necessary consents to transfer or assign Permits, to the extent the same are transferable or assignable.

            (c) FINANCIAL INFORMATION AND ABSENCE OF CERTAIN CHANGES. The Company has delivered to Buyer accurate and complete copies of (i) the Company's unaudited consolidated balance sheets as of December 31, 1995, and the related unaudited consolidated statements of income and stockholders' equity for the year then ended, prepared in conformity with GAAP, and (ii) the Company's unaudited consolidated

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      balance sheet as of September 30, 1996 and the related unaudited statements of income and stockholders' equity for the nine month period then ended, all certified by the Company's Controller (collectively, the "Financial Statements"). The Company has also delivered to Buyer accurate and complete copies of its current operating budget and all drafts and supporting material for the Company's 1997 operating budget. The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (iii) accurately, completely and fairly present the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations for the periods then ended, except that the September 30, 1996 financial statements are subject to normal year-end adjustments consistent with past practice, which will not be material in the aggregate.

            (d) TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. The Company owns (except as described in SCHEDULE 3.1(D) hereto) good and marketable title to all of the Assets, free and clear of all Encumbrances, and other restrictions of any kind and nature, other than Permitted Encumbrances.

            (e) CONTRACTS. SCHEDULE 3.1(E) lists all contracts to which the Company is a party which are Assets or affect the operation of the Assets. The Company has made available to the Buyer a correct copy of each Contract that is in the Company's possession. With respect to each Contract, to the best of Company's knowledge: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect (except as to enforceability of indemnity provisions); (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1.3 above), except as to enforceability of indemnity provisions; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, which breach or default would have a material adverse effect on the Buyer under such Contract; and (D) no party has repudiated any provision of the Contract, which repudiation would have a material adverse effect on the Buyer under such Contract.

            (f) PERMITS AND OTHER DATA. SCHEDULE 3.1(F) hereto contains a complete and correct list of all Permits (other than sales and use tax Permits and franchise tax registrations). True and complete copies of all documents (including all amendments thereto) referred to in SCHEDULE 3.1(F) hereto have been delivered to or made available for inspection by Buyer. To the knowledge of Company, all Permits are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the Assets or on the Company's results of operations. To the knowledge of the Company, the Company and its respective Affiliates are not in breach or default in the performance of any material obligation thereunder and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in SCHEDULE 3.1(F) hereof, to the knowledge of Company, there are no Permits to which the Company or any of Affiliates is a party which are material to the ownership of any of the Company's Assets or to the conduct of the Business.

            (g) LEGAL PROCEEDINGS. Except as described in SCHEDULE 3.1(G) hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of the Company, threatened seeking relief or damages which, if granted, would adversely affect the Assets, or the ability of Buyer to use and operate the Assets of the Company or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) the Company has not been charged with any violation of or, to the knowledge of the Company, threatened with a charge or violation of, nor is the Company aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to the Company, would adversely affect the Business or the results of operations of the Company or that might reasonably be expected to affect the right of Buyer to own the Assets or operate the Business after the Closing Date in substantially the manner in which it is currently operated.

            (h) INTELLECTUAL PROPERTY. Except for the Intellectual Property set forth on SCHEDULE 3.1(H) hereto, the Company does not own, hold, use, or have pending any material Intellectual Property in connection with the operation of its Assets and Business.

            (i) CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY AND CONTRACTUAL REQUIREMENTS. Except as described on SCHEDULE 3.1(I) hereto, the Company has conducted the Business so as to comply with all Applicable Laws, Permits, licenses, know-how or other proprietary rights of others, the failure to comply with which would individually or in the aggregate have a material adverse effect on the Business or the results of operations of the Company.

            (j) CERTAIN FEES. Neither Company nor any of its officers, directors or employees has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than the fees and expenses payable to Howard, Weil, Labouisse, Friedrichs which shall be paid by the Company.

            (k) ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE. Except as described on SCHEDULE 3.1(K) hereto, and except where the failure of any of the following statements to be true would result in a material adverse effect on the Assets and Business taken as a whole, for the period beginning with the time at which the Company acquired the Assets:

                      (i) the Company is, and has continuously been, in
            compliance with all Environmental Laws;

                      (ii) all material notices, Permits, or similar
            authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Business have been obtained or filed;

                      (iii) there are no past, pending or threatened
            investigations, proceedings or claims against the Company that are known to the Company relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

                      (iv) Hazardous Materials have not been treated, stored or
            disposed of on, to or from any property relating in any way to the Company or that is or was owned or leased by the Company;

                      (v) none of the properties owned, leased or operated by
            the Company has been used by the Company as landfill or waste disposal sites or contain any underground storage tanks placed therein or thereon by the Company;

                      (vi) no conditions or circumstances are known to the
            Company to exist or to have existed with respect to the Company, including without limitation the off-site disposal of Hazardous Materials, that could impose any liability on Buyer with respect to any Environmental Law;

                      (vii) the Company has not received any notice or claim,
            and is not aware of any facts suggesting, that the Company is or may be liable to any person as a result of any Hazardous Material generated, treated or stored on the Real Estate or discharged, emitted, released or transported from the Real Estate;

                      (viii) no conditions or circumstances are known by the
            Company to exist or to have existed, and no activities are known by the Company to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner of the Real Estate or of the Business may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure; and

                      (ix) there are no federal or state air emission credits or air or water discharge Permits related to the Real Estate.

      For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of the Company, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

            (l) TAXES. The Company has caused to be timely filed with appropriate federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to the Company or the conduct of the Business and has paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns, unless such failure to file, to pay or cause to be paid or adequately reserved in the Financial Statements would not have a material adverse effect on the financial condition of the Company or the Assets.

            (m) RIGHTS OF THIRD PARTIES. Except as specifically set forth on one or more of the Schedules hereto, the Assets are transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect to any of the Assets or the Business.

            (n) ADDITIONAL INFORMATION. SCHEDULE 3.1(N) hereto contains accurate lists and summary descriptions of the following:

                      (i) the names and titles of and current hourly rates for
            all employees of the Company and employees of Company Affiliates located in Alice, Texas;

                      (ii) all names under which the Company has conducted any
            business or which any of them has otherwise used; and

                      (iii) a listing of all performance and similar bonds and
            letters of credit currently posted by, or any certificate of financial responsibility or similar evidence of financial accountability obtained or procured by, the Company for the purpose of operating the Assets or otherwise conducting the Business.

            (o) LABOR MATTERS. The Company has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. The Company is not a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of the Company; no collective bargaining agent has been certified as a representative of any of the employees of the Company; and no representation campaign or election is now in progress with respect to any of the employees of the Company. The Company has complied in all material respects with all laws relating to the employment of labor in the conduct of the Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

            (p) EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. SCHEDULE 3.1(P) hereto lists all written employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument), and whether or not legally enforceable, to which the Company is (or ever has been) a party or by which the Company is (or ever has been) bound, including (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (each, a "Benefit Plan"). Each Benefit Plan has been maintained and contributed to in compliance with the requirements of Applicable Law, except for such failures to maintain or contribute that would not, in the aggregate, have a material adverse effect on the financial condition of the Company or on the Assets. The Company has paid and discharged when due all obligations and liabilities arising under such Benefit Plans and Applicable Law of a character which, if not paid or discharged, might result in the imposition of an Encumbrance (other than a Permitted Encumbrance) or the assertion of a liability enforceable against the Assets or the Buyer, which could have a material adverse effect on the financial condition of the Buyer or the Assets.

            (q) GUARANTEES. Except as disclosed on SCHEDULE 3.1(Q), the Company is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other person.

            (r) TRANSACTIONS WITH AFFILIATES. Except as disclosed on SCHEDULE 3.1(R), no shareholder, director or officer of the Company or any associate of any such shareholder, director or officer is currently, directly or indirectly, a party to any transaction with the Company, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer or associate.

            (s) SEC FILINGS. The Company has heretofore made available to Buyer all reports, registration statements and other filings filed by Diamond Offshore Drilling, Inc. ("DODI") with the Securities and Exchange Commission since January 1, 1995 (the "DODI Commission Filings"). As of their respective dates, the DODI Commission Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Each of the DODI Commission Filings was prepared in material compliance with all Applicable Laws. The audited consolidated financial statements and unaudited consolidated interim financial statements of DODI included in the DODI Commission Filings present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of DODI as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). Since September 30, 1996, there has not been any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of DODI and its subsidiaries considered as a whole, or other event or occurrence which, under Applicable Law, would necessitate the filing of a report on Form 8-K.

      3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Company as follows:

            (a) DUE ORGANIZATION; GOOD STANDING AND POWER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas. The Buyer has the corporate power and authority to own, lease and operate the Assets and to conduct the Business. The Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any of the assets, or the conduct of the business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on any of its assets, business or the results of operations of the Buyer. No actions or proceedings to dissolve the Buyer are pending.

            (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all requisite action on its part. No other corporate action is necessary for the authorization, execution, delivery, and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles. Except as described in SCHEDULE 3.2(B) hereto and as would not constitute a material adverse effect on the transactions contemplated herein, the execution, delivery and performance of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Buyer; (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Buyer under the charter or by-laws of the

      Buyer, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Buyer is a party or by which it or any of its assets is bound or affected; and (iii) will not require any consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (x) the filing pursuant to the HSR Act and (y) any necessary consents to transfer or assign Permits, to the extent the same are transferable or assignable.

            (c) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as disclosed on SCHEDULE 3.2(C), the execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under, the charter or bylaws of Buyer or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets or properties is bound.

            (d) CERTAIN FEES. Neither Buyer nor any of its officers, directors or employees, on behalf of it, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

      3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in (i) Sections 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(g), 3.1(i), 3.1(j), 3.1(m), 3.1(r) and 3.2 herein shall expire on the earlier to occur of (x) the date which is forty-five (45) days after issuance of the Buyer's audited financial statements for the year ending December 31, 1997 and (y) July 1, 1998; and (ii) Sections 3.1(c), 3.1(f), 3.1(h), 3.1(k), 3.1(l), 3.1(n), 3.1(o), 3.1(p), 3.1(q), and 3.1(s) shall expire on the Closing Date provided that there shall be no expiration of any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation or warranty during the survival period. This Section 3.3 shall not at any time relieve any party hereto from the performance of such party's agreements, covenants and undertakings set forth in this Agreement.

      3.4 SCOPE OF REPRESENTATIONS OF THE COMPANY. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE REAL ESTATE (EXCEPT AS OTHERWISE PROVIDED HEREIN) OR ANY OF THE VEHICLES, INVENTORY, DRILL STRING, OR ANY OF THE RIGS OR ANY PORTION THEREOF OR PROPERTY THEREON, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND THE COMPANY THAT, EXCEPT AS

EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL OBTAIN THE REAL ESTATE AND THE VEHICLES, INVENTORY, DRILL STRING AND RIGS IN THEIR CONDITION AND STATE OF REPAIR ON THE CLOSING DATE, "AS IS," AND "WHERE
IS." Buyer acknowledges and affirms it will have had the opportunity to complete its own independent investigation, analysis and evaluation of the Real Estate, Vehicles, Inventory, Drill String and Rigs.

4.    COVENANTS; ACTIONS PRIOR TO CLOSING.

      4.1 ACCESS TO INFORMATION. During the period beginning on the date hereof and ending on the Closing Date, the Company will (a) give or cause to be given to Buyer and its representatives such access, during normal business hours, to the plant, properties, books and records of the Company as Buyer shall from time to time reasonably request and (b) furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Company as Buyer shall from time to time reasonably request. Buyer and its representatives shall be entitled, in consultation with the Company, to such access to the representatives, officers and employees of the Company as Buyer may reasonably request. The Company shall permit Buyer and its representatives to confirm, on reasonable notice and on the basis of agreed methods, with the Company's principal vendors, customers, and trade Affiliates, that the acquisition by Buyer of the Company will be acceptable to such vendors, customers, and trade Affiliates and that the acquisition will not adversely affect the relationship of such vendors, customers and trade Affiliates with the Business. The Company agrees that such access by Buyer and its representatives shall include the right to perform a soil and groundwater analysis of the Real Estate and to conduct such other environmental investigations of the Real Estate as Buyer shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any Hazardous Materials. In connection with such environmental investigations, the Company will provide to or make available for inspection by Buyer and its representatives (i) all records relating to the disposal of waste materials generated at the Real Estate; (ii) all environmental Permits and records relating to compliance with such Permits; (iii) all records of spills or other releases; (iv) all records relating to employee exposure to workplace chemicals; (v) all environmental audits or assessments; (vi) all insurance records relating to coverage for environmental incidents affecting the Real Estate; (vii) all chemical inventories and reports of chemical emissions;
(viii) all correspondence relating to pending or threatened environmental claims; and (ix) all records obtained from prior owners or operators of the Real Estate relating to environmental conditions.

      4.2 CONDUCT OF THE BUSINESS. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, the Company will:

            (a) conduct the Business only in the usual, regular and ordinary manner consistent with current practice and, to the extent consistent with such operation, use its reasonable efforts to keep available the services of the present employees of the Company and preserve the Company's present relationships with persons having business dealings with the Company;

            (b) maintain the Company's books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all Applicable Laws and other obligations of the Company;

            (c) not (i) sell, lease or otherwise dispose of any assets of the Company other than sales of assets in the ordinary course of business,
      (ii) modify or change in any material respect any contract of the Company, other than in the ordinary course of business or (iii) agree, whether in writing or otherwise, to do any of the foregoing;

            (d) not (i) permit or allow any of the assets of the Company to become subject to any liens or Encumbrances (other than Permitted Encumbrances), (ii) waive any claims or rights relating to the Assets, except in the ordinary course of business and consistent with past practice, (iii) grant any increase in the compensation of any employees employed in the conduct of the Business, except in the ordinary course of business or as required by contractual arrangements existing on the date hereof, (iv) enter into any agreements giving rise to trade and barter obligations relating to the assets of the Company, or (v) agree, whether in writing or otherwise, to do any of the foregoing;

            (e) maintain the inventory associated with each drilling rig, including spare components and parts, supporting inventory, drill pipe and tubulars, in such amounts and of such quality as would be in accordance with past practice and comparable historical levels and sufficient to comply with any applicable Contract under which such drilling rig is operating; and

            (f) not execute any drilling contracts on a turnkey or footage basis without the prior written consent of Buyer.

      4.3 SURVEY AND TITLE INSURANCE COMMITMENT. Prior to the Closing Date, the Company shall obtain at its expense and provide to Buyer (i) a survey of the Real Estate prepared by a licensed surveyor and (ii) commitments for title insurance covering the Real Estate issued by the Title Company, setting forth the status of title to the Real Estate and listing all encumbrances of record, shown by the surveys or known to the Company or any of its Affiliates, together with legible copies of all instruments referred to in such commitment as constituting exceptions to or restrictions upon the fee simple title of the Company to the Real Estate. If such commitment shall reveal material Encumbrances affecting Real Estate which are not Permitted Encumbrances, the Company may (i) take such steps as shall be necessary to cause any material Encumbrances affecting the Real Estate which are not Permitted Encumbrances to be removed or cured prior to the Closing or (ii) eliminate the Real Estate as an Asset to be purchased by Buyer and reduce the Purchase Price by the amount allocated thereto in SCHEDULE 2.3. The survey shall (a) reflect the actual dimensions of, and area within, the Real Estate, the location of all easements, set-back lines, encroachments or overlaps thereon or thereover, and the outside boundary lines of all improvements, (b) identify all (except solely as any such exception relates to encroachments constituting Permitted Encumbrances), easements, set-back lines and other matters referred to in the title commitment,
(c) include the surveyor's registered number and seal, the date or dates of the survey and a certificate satisfactory to Buyer of such surveyor, (d) reflect that there is access to and from the Land from a publicly dedicated street or road, (e) be sufficient to cause the Title Company to delete the printed exception for "discrepancies, conflicts or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" from the owner's title insurance policy to be delivered pursuant to Section 1.3(a) hereof (except solely as any such exception relates to encroachments constituting Permitted Encumbrances), (f) reflect any area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers or any other governmental agency or body as being subject to special or increased flooding hazards, (g) show all items of record affecting such property, (h) contain a metes and bounds description of each such parcel of Real Estate and (i) in general, comply with the requirements of an ALTA/ASCM land title survey. For purposes of the property description to be included in the special warranty deed and in the owner's policy of title insurance delivered pursuant to Section 1.3(a) hereof, the field notes prepared by the surveyor shall be subordinate with respect to any conflicts or inconsistencies between such field notes and the legal description in SCHEDULE 1.1(A) hereto.

      4.4 FURTHER ACTIONS. Subject to the terms and conditions hereof, the Company and Buyer will each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts: (i) to obtain prior to the Closing Date all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; and
(iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the Company's leases or contracts to the transactions contemplated by this Agreement, the Company will use reasonable best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. The Company and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents. Notwithstanding any other provision hereof, this Agreement shall not constitute or require an assignment to Buyer of any Contract, Permit, or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of Applicable Law unless and until such consent shall have been obtained.

      4.5 NOTIFICATION. The Company shall promptly notify Buyer in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against the Company or, to its knowledge, threatened against it, which would (x) have a material adverse effect on the Assets or (y) challenge the transactions contemplated hereby; (ii) any material damage or destruction of any of the Assets of the Company; (iii) any material adverse change in the results of operations of the Company; and (iv) any variance from the representations and warranties contained in Section 3.1 hereof or of any failure or inability on the part of the Company to comply with any of its covenants contained in this
Section 4.

      4.6 NO INCONSISTENT ACTION. Subject to Sections 6.1 and 6.2 hereof, no party hereto shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

      4.7 ACQUISITION PROPOSALS. None of the Company, or any Affiliate, director, officer, employee or representative of any of them shall, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The term "Acquisition Proposal," as used herein, means any offer or proposal for or any indication of interest in, a merger or other business combination involving the Company, or the acquisition of an equity interest in or substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

      4.8 HART-SCOTT-RODINO ACT. The Company and the Buyer will each file the Notification and Report Forms and related material that they are required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable, provided, however, that the reasonable efforts of Buyer shall not include (a) proffering Buyer's willingness to accept an order providing for the divestiture of such of the properties, assets, operations, or business of the Company (or, in lieu thereof, such properties, assets, operations, or business of Buyer or any of Buyer's Affiliates) as are necessary to permit the consummation of the transactions contemplated by this Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture, (b) proffering Buyer's willingness to accept any other conditions, restrictions, limitations or agreements affecting the full rights of ownership of the Company's assets (or any portion thereof) as may be necessary to permit the consummation of the transactions contemplated by this Agreement, or (c) entering into or continuing any litigation relating to this Agreement or the transactions contemplated hereby and the reasonable efforts of the Company shall not include entering into or continuing any litigation relationship relating to this Agreement or the transactions contemplated hereby.

      4.9 PUBLIC ANNOUNCEMENTS. Except as may be required by Applicable Law or stock exchange or National Association of Securities Dealers, Inc. regulation, neither Buyer and DI Industries, Inc., a Texas corporation ("DI"), on the one hand, nor DODI and the Company, on the other, shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

      4.10  RIG LOSS.  Notwithstanding any other provision of this Agreement:

            (a) If any Rig shall become an actual or constructive total loss (as determined by the Company's insurance underwriter) prior to the Closing
      Date: (i) Buyer shall not be required to purchase such Rig, (ii) the Purchase Price shall be reduced by the amount allocated to such rig pursuant to SCHEDULE 2.3, (iii) the term "Assets" shall be deemed not to include such Rig and the Company shall be entitled to any insurance proceeds and claims with respect thereto (and such proceeds and claims shall be deemed to be Excluded Assets for all purposes hereunder) and (iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein.

            (b) If a Rig sustains damage (estimated to cost more than $10,000 to repair) not amounting to an actual or constructive total loss prior to the Closing Date, at the Company's election either (i) the Company shall repair or cause to be repaired the damage to the Rig at the Company's own expense or (ii) elect not to repair such Rig. In the case of an election under 4.10(b)(ii), the Buyer may (x) require the Company to assign to Buyer at the Closing the rights the Company has to receive insurance proceeds in respect of such loss or damage or (y) elect to not purchase the Rig and be entitled to a reduction in Purchase Price equal to its value as set out in SCHEDULE 1.1(B). In the case of either (i) or (ii)(x) above, Buyer shall remain obligated to purchase the Assets on the Closing Date and the Purchase Price shall not be reduced.

      4.11 PERFORMANCE BONDS. If the Company has posted a performance or other similar bond or letter of credit in connection with the Company's ownership or operation of the Equipment or its performance under a Contract, Buyer and the Company shall cooperate with each other in order (i) for the Company to obtain the release of any such bond and (ii) to the extent required, for Buyer to obtain a substitute bond or letter of credit or to assume the Company's existing bond. Buyer shall reimburse the Company for all costs incurred by the Company as a result of the Company's leaving a performance or similar bond or letter of credit in place after the Closing Date in order to permit Buyer to operate the Assets after the Closing Date.

      4.12 ENVIRONMENTAL MATTERS. As soon as practicable after the date of this Agreement, the Company shall select and retain, subject to the Buyer's reasonable approval, an environmental consulting firm to conduct a mutually agreeable environmental study of the Real Estate. The cost of such study shall be borne one-half by the Company and one-half by the Buyer. Such assessment shall estimate the cost of remediation, if any. In the event, as a result of such assessment, the Real Estate requires any remediation, the Company agrees to perform such remediation at a cost not to exceed $100,000. In the event the costs for such remediation exceed $100,000, the Buyer shall have the right to either (i) proceed with the Closing and purchase of the Real Estate, or (ii) terminate this Agreement under Section 7.1(b). In the event the Buyer elects to proceed with the Closing, Company shall cause the remediation to occur as expeditiously as possible. Company shall pay the first $100,000 of the remediation costs and Buyer shall pay any costs in excess of $100,000.

5.    CONDITIONS PRECEDENT.

      5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each party) at or prior to the Closing Date of each of the following conditions:

            (a) NO GOVERNMENTAL ACTION. No action of any private party or Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

            (b) TERMINATION UNDER HART-SCOTT-RODINO ACT. The termination or early termination of the applicable waiting period under the HSR Act shall have occurred.

      5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

            (b) PERFORMANCE OF AGREEMENTS. The Company shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

            (c) OFFICERS CERTIFICATE. The Buyer shall have been furnished with a certificate of a senior officer of the Company as to the satisfaction of the conditions set forth in Sections 5.2(a) and (b) above.

            (d) ACTIONS AND PROCEEDINGS. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

            (e) LICENSES AND CONSENTS. All Permits, approvals, authorizations, qualifications and orders of Governmental Entities (including any air and water discharge permits required by the United States Environmental Protection Agency) which are reasonably necessary to enable Buyer to own the Assets and conduct the Business after the Closing in substantially the same manner as the assets of the Company are owned and the Business is being conducted as of the date hereof shall be in full force and effect. All consents for Consent Required Contracts shall have been obtained.

            (f) ENVIRONMENTAL STUDY. The environmental study contemplated by
      Section 4.12 has been completed to the satisfaction of the Buyer and the Buyer has agreed to proceed with the Closing.

            (g) OPINION OF COUNSEL OF THE COMPANY. Weil Gotshal & Manges, LLP, counsel for the Company, shall have furnished to Buyer its written opinion, dated the Closing Date, substantially in the form attached as Exhibit C.

            (h) OPERATION. The Business shall have been operated and maintained substantially in the manner in which it has been operated and maintained previously in the ordinary course of business and the Company shall not have entered into or renewed any material agreements or other commitments extending a substantial term beyond the Closing Date or taken any action which is not in the ordinary course of business, except for the transactions otherwise contemplated herein, without the prior written approval of Buyer.

            (i) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Assets or the Business from the date of this Agreement until the Closing Date.

            (j) RIG AUDIT. Buyer shall have reviewed the Real Estate, Rigs, Vehicles, Inventory and Drill String of the Company and found such assets to be in good and usable condition taken as a whole.

            (k) PAYOFF LETTERS. The Company shall have provided Buyer with (i) payoff letters, with per diem interest amounts, and (ii) Uniform Commercial Code financing statements executed by the secured party, if any, which release any UCC filed liens or security interests that encumber the Assets, all at the Company's expense, from its lenders.

            (l) FINANCIAL AUDIT. The audit to be conducted pursuant to Section
      1.6 hereof, insofar as required to meet the requirements of Rule 3-05 of the rules and regulations of the Securities & Exchange Commission, shall have been completed and delivered to Buyer.

      5.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligations of Company under this Agreement are subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following conditions:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained herein or in any certificate or document delivered to the Company pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

            (b) PERFORMANCE OF AGREEMENTS. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

            (c) ACTIONS AND PROCEEDINGS. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the and the Company, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

            (d) OPINION OF COUNSEL TO BUYER. Gardere Wynne Sewell & Riggs, L.L.C., counsel for Buyer, shall have furnished to the Company its written opinion, dated the Closing Date, substantially in the form attached as Exhibit D.

      5.4 DEEMED WAIVER OF CONDITIONS PRECEDENT. In the event that the Closing occurs, all conditions precedent contained in this Article 5 which have not been satisfied on the Closing Date shall (except as otherwise mutually agreed by the parties) be deemed to have been waived by the applicable requisite party.

6.    EMPLOYEES.

      6.1 EMPLOYMENT. The Company shall terminate its employment relationship with each of its employees and the employees of the Company's Affiliates located in Alice, Texas on and as of the Closing Date. Buyer shall offer employment to all of Company's employees and the employees of the Company's Affiliates currently located in Alice, Texas following the Closing, such offer to be subject to their passing physical and drug screening as Buyer deems appropriate. The Company shall provide reasonable assistance to the Buyer in the hiring process. For each employee to whom the Buyer offers employment, such employee will be (i) offered compensation (not including benefits) at least equal to the current compensation (not including benefits) of such employee, (ii) offered benefits equivalent to employees in similar positions at Buyer (which, in the case of Buyer's group health and welfare plan, shall contain no pre-existing conditions exclusions or eligibility waiting periods other than such conditions and waiting periods that are in effect at the Company and have not been satisfied with respect to an employee), and (iii) credited with the number of years of his or her employment by the Company for the purposes of any of Buyer's employment plans under which period of service is used to determine benefits owed thereunder. Buyer will use its reasonable best efforts to obtain a waiver of any such Alice, Texas employee of the obligation of DODI under a severance agreement affecting such employees. Buyer shall be responsible for claims and liabilities arising from any unlawful discrimination engaged in, or allegedly engaged in, solely by Buyer in the hiring of employees of the Company or the employees of the Company's Affiliates located in Alice, Texas.

      6.2 NO BUYER LIABILITY. The Buyer shall have no responsibility, liability or obligation, whether to employees, former employees, their beneficiaries or to any other person with respect to, and the Company shall indemnify and hold the Buyer harmless with respect to, the termination of the employment of the Company's employees, any liability under the Worker Adjustment and Retraining Notification Act (WARN) arising as a result of the terminations of employment relationships contemplated by the first sentence of Section 6.1, any employee benefit plan, practice, program or arrangement (including the establishment, operation or termination thereof) maintained for employees of the Company prior to the Closing. The Company shall remain responsible for all expenses, taxes, claims, obligations or liabilities associated with, arising out of or relating to any employee benefit plan, practice, program or arrangement maintained by the Company with respect to the Company prior to the Closing, including medical or disability claims incurred but unreported prior to the Closing and medical benefits with respect to any employee of the Company whose employment by the Company was terminated on or before the Closing Date to the extent required by law. Buyer shall be under no obligation to maintain or continue the medical and long-term disability insurance policies currently maintained by the Company for the Company's employees.

7.    TERMINATION.

      7.1 GENERAL. This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by mutual consent of Buyer and the Company or (b) by Buyer's election under Section 4.12, or (c) by any party by notice to the other parties in the event that the Closing Date shall not have occurred on or before the later to occur of (i) December 31, 1996 or (ii) the satisfaction of Sections 5.1 and 5.2(f) and (k), but not later than February 28, 1996; provided, however, that if the Closing Date shall not have occurred on or before such date due to a breach of this Agreement by one of the parties or an Affiliate of such party, that party may not terminate this Agreement.

      7.2 NO LIABILITIES IN EVENT OF TERMINATION. Except as set forth in Section
7.3 below, in the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force or effect and there shall be no liability on the part of Buyer, the Company or their respective officers, directors, or agents, except that the provisions of
Section 10.1 and Section 10.12 hereof shall remain in full force and effect, and provided that nothing contained herein shall release any party from liability for breach of any provision, covenant or agreement contained herein.

      7.3 FAILURE TO CLOSE. On the date of this Agreement, Buyer has delivered $2,000,000 to Texas Commerce Bank National Association, as Escrow Agent (the "Escrow Agent"), on the terms and conditions set forth in the Escrow Agreement attached hereto as EXHIBIT E (the "Escrow Agreement"). The $2,000,000 plus any interest earned thereon, less any fees and expenses of the Escrow Agent (the "Escrow Fund") shall serve as a non-refundable deposit and liquidated damages to secure the performance of Buyer's obligations hereunder. Buyer acknowledges that in agreeing to negotiate this Agreement, the Company has foregone the opportunity to negotiate with other potential purchasers of the Assets and to make certain operational and other changes at the Company. Therefore, the Buyer and the Company agree that if there is a failure to close the acquisition of the Assets, the Company shall be entitled to retain the Escrow Fund as a commitment fee and liquidated damages and not as a penalty, unless, (a) the Closing does not occur as a result of a condition in Section 5.1 or 5.2 not being satisfied through no fault of Buyer, (b) the Agreement is terminated through mutual Agreement of Buyer and the Company, or (c) the Agreement is terminated by Buyer under the provisions of Section 4.12. The Escrow Fund shall be the Company's SOLE and EXCLUSIVE remedy for a breach of the Buyer's obligations under this Agreement, and Buyer shall have no other liability to the Company or the under this Agreement or otherwise.

8.    COVENANTS; ACTION SUBSEQUENT TO CLOSING.

      8.1 POST CLOSING CONSENT. In the event that the Company shall have failed prior to the Closing Date to obtain consents to the transfer of any Contract, Permit or other right that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), and the Buyer nevertheless determines to proceed with the Closing, the terms of this Section 8.1 shall govern the transfer of the benefits of each such Consent Required Contract. The Company and Buyer shall use their reasonable best efforts after the Closing Date to obtain any required consent to the assignment to, and the assumption by, Buyer of each Consent Required Contract that is not transferred to the Buyer at the Closing ("Non-assigned Contract"). The Company and Buyer shall enter into an agreement on the Closing Date with respect to each Non-assigned Contract providing that until the rights and obligations of the Company thereunder are transferred to or assumed by Buyer, or, if earlier, until the termination of such Non-assigned Contract, the Company shall continue to perform its obligations thereunder and Buyer shall provide such assistance, at the sole expense of Buyer, as the Company may reasonably request for such purpose, including the use of personnel and assets (by lease or otherwise) of Buyer and its Affiliates of the type and quantity that the Company would have used to perform such Non- assigned Contract had the transactions contemplated by this Agreement not been consummated. Such agreement shall also provide that in consideration of the provision of such assistance, the Company shall, promptly after the payment of any amounts to the Company by the other party to a Non-assigned Contract, pay such amounts to Buyer after subtracting therefrom the reasonable direct costs and expenses actually incurred by the Company as a result of its performance of the Non-assigned Contract. The parties hereto acknowledge and agree that it is the mutual intent of the parties that all benefits and burdens (except those accrued as of the Closing Date) with respect to the foregoing shall be borne by Buyer after the Closing Date and, at the Closing, the parties agree to enter into an agreement to such effect.

      8.2   ACCESS TO BOOKS AND RECORDS.

            (a) Until the third anniversary of the Closing Date, the Company shall afford, and will cause its Affiliates to afford, to the Buyer, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of the Company and the Business with respect to periods ending on or prior to the Closing Date to the extent that such access may be reasonably required by the Buyer to facilitate (i) the investigation, litigation and final disposition of any claims which may have been or may be made against the Buyer in connection with the Business or (ii) for any other reasonable business purpose.

            (b) Until the third anniversary of the Closing Date, Buyer shall afford, and will cause its Affiliates to afford, to the Company and Guarantor (as hereinafter defined), their respective counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of the Company and the Business and of Buyer relating to the Company and the Business with respect to periods ending on or prior to the Closing Date to the extent that such access may be reasonably required by the Company or Guarantor to facilitate (i) the investigation, litigation and final disposition of any claims which may have been or may be made against the Company or Guarantor in connection with the Business or (ii) for any other reasonable business purpose.

      8.3 MAIL. The Company authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Business or the Assets and to deal with the contents of such communications in any proper manner. The Company shall promptly deliver to Buyer any mail or other communication received by it after the Closing Date pertaining to the Business or the Assets. Buyer shall use its reasonable best efforts to promptly deliver to DODI any mail or other communication received by it after the Closing Date pertaining to the assets described in Section 1.2 hereof, any cash, checks or other instruments of payment in respect of such assets, or the Retained Liabilities.

      8.4 NEW IBERIA FACILITY. Buyer agrees to remove all Inventory and Drill String from the Company's New Iberia, Louisiana, facility within 90 days from Closing.

      8.5 PARENT'S AND COMPANY'S COVENANTS NOT TO COMPETE. In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Assets, neither the DODI nor the Company will at any time for a period of three years following the Closing Date, directly or indirectly, acting alone or as a member of a partnership or as a holder of in excess of 5% of any security of any class, or as a consultant to or representative of, any corporation or other business entity, engage in any business in competition with the Business as conducted by the Company at the date hereof in those geographic areas in which such Business is conducted or has been conducted within one year prior to the Closing Date.

Notwithstanding the foregoing, the restrictions above shall not restrict DODI, its Affiliates, or the Company from competing with the Buyer in South Texas if such competition results from the acquisition of a competing business in an acquisition where the business in competition with

Buyer was not a major portion of the business acquired by DODI, its Affiliates or the Company. DODI and the Company acknowledge that in the event the scope of the covenants set forth in this Section 8.5 is deemed to be too broad in any proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Buyer would not have any adequate remedy at law for the breach or threatened breach by either DODI, the Company or any of their Affiliates of the covenants and agreements set forth in this Section 8.5 and, accordingly, DODI and Company further agree that Buyer may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin either DODI, the Company, or any of their Affiliates from such breach or threatened breach and consent to the issuance of injunctive relief hereunder. DODI and the Company understand and agree that the act of Buyer in entering into this Agreement, and Buyer's covenants and payments hereunder, shall and do constitute sufficient consideration for DODI and the Company to agree not to compete against Buyer as set out in this Section 8.5.

9.    INDEMNIFICATION.

      9.1 INDEMNIFICATION BY THE COMPANY. Subject to the provisions of this
Section 9, the Company shall protect, indemnify and hold harmless Buyer, its Affiliates and each of its and their respective officers, directors and agents and each person who controls Buyer in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including court costs and attorneys', and accountants' fees and disbursements, and any federal, state or local income or franchise taxes payable in respect of the receipt of cash or money in discharge of the foregoing (collectively referred to herein as "Damages") to which any Indemnified Party may become subject if such Damages arise out of or are based upon (i) the Retained Liabilities, provided, however, the Company shall only have liability hereunder when Damages arising from such Retained Liabilities exceed a $10,000 aggregate threshold (at which point the Company will be obligated to indemnify Buyer from and against all such Damages relating back to the first dollar), and (ii) the breach of any of the representations or warranties described in Section 3.3(i) or covenants or agreements made by the Company in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement; PROVIDED, HOWEVER, that Buyer shall not be entitled to assert rights of indemnification under this Section 9.1(ii) unless and until the aggregate of all such Damages exceeds $100,000 (it being understood that such Damages shall accumulate until such time or times as the aggregate of all such Damages exceeds $100,000, whereupon Buyer shall be entitled to indemnification hereunder for any such Damages in excess of, but excluding, $100,000).

      9.2 INDEMNIFICATION BY BUYER. Subject to the provisions of this Section 9, Buyer shall protect, indemnify and hold harmless the Company, its Affiliates and each of its and their respective officers, directors and agents, and each person who controls the Company, in respect of any Damages to which the Company may become subject if such Damages arise out of or are based upon the (i) the Assumed Liabilities, provided, however, Buyer shall only have liability hereunder when Damages arising from such Assumed Liabilities exceed a $10,000 aggregate threshold (at which point the Buyer will be obligated to indemnify any Indemnified Party from and against all such Damages relating back to the first dollar), (ii) breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, including the Exhibits and Schedules hereto and (iii) all liabilities for any violation of Environmental Laws arising after the Closing Date regardless of whether the act, omission, fact, or circumstance giving rise thereto occurred or existed on or before the Closing Date; PROVIDED, HOWEVER, that the Company shall not be entitled to assert rights of indemnification under this Section 9.2(ii) unless and until the aggregate of all such Damages exceeds $100,000 (it being understood that such Damages shall accumulate until such time or times as the aggregate of all such Damages exceeds $100,000, whereupon the Company shall be entitled to indemnification hereunder for any such Damages in excess of, but excluding, $100,000).

      9.3 MONETARY LIMIT ON INDEMNIFICATION LIABILITY. Notwithstanding any other provisions to the contrary in this Agreement, the liabilities under Section 9.1 of the Company, on the one hand, and the liabilities under Section 9.2 of Buyer, on the other, shall be limited to the Purchase Price.

      9.4 INDEMNIFICATION PROCEDURES. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

            (a) If any person shall notify an indemnified party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification (a "Claim") against Buyer on the one hand or the Company on the other (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Section 9) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

            (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co- counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Section 9.

      9.5 APPLICABILITY OF INDEMNIFICATION OBLIGATION. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTIONS 9.1 AND 9.2 OF THIS AGREEMENT SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

10.   MISCELLANEOUS.

      10.1 PAYMENT OF CERTAIN FEES AND EXPENSES. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including brokers' fees, attorneys' fees and accountants' fees.

      10.2 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have

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
been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, as follows:

            (a)   If to the Company:

                        Diamond M Onshore, Inc.
                        15415 Katy Freeway, Suite 900
                        Houston, Texas  77094
                        Attn:  President

            (b)   If to Buyer:

                        Drillers, Inc.
                        625 Paragon Center One
                        450 Gears Road
                        Houston, Texas  77067
                        Attn:  Mr. Thomas P. Richards

                  with a copy to:

                        Gardere Wynne Sewell & Riggs, L.L.P.
                        333 Clay Avenue, Suite 800
                        Houston, Texas  77002
                        Attn:  Mr. Frank Putman

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

      10.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

      10.4 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.5 ASSIGNABILITY. This Agreement shall not be assignable by the Company without the prior written consent of Buyer or by Buyer without the prior written consent of the Company;

provided, however, that Buyer shall be entitled to assign this Agreement to an Affiliate without the consent of Company.

      10.6 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      10.7 LIMITATION ON INTEREST. Regardless of any provision contained herein or any other document executed in connection with this Agreement, the parties hereto shall not be obliged to pay, and the parties hereto shall never be entitled to charge, reserve, receive, collect or apply, as interest (it being understood that interest shall be calculated as the aggregate of all charges that are contracted for, charged, reserved, received, collected, applied or paid which constitute interest under Applicable Law) payable hereunder any amount in excess of the maximum nonusurious contract rate of interest allowed from time to time by Applicable Law, and in the event any of the parties hereto ever charges, reserves, receives, collects or applies, as interest, any such excess, at the option of the payor of such interest, such amount shall be deemed a partial prepayment of the amount payable hereunder or promptly refunded to the payor of such interest.

      10.8 SECTION HEADINGS; INDEX. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      10.9 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

      10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      10.11 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

      10.12 SOLICITATION OF EMPLOYEES. Buyer for itself and its Affiliates agrees not to solicit for hire any employees of Diamond Offshore Drilling, Inc. or any subsidiary thereof until November 12, 1998, except as provided below:

            (a) If the acquisition contemplated in this Agreement closes, the prohibition shall terminate on the Closing Date as to (i) all employees of the Company and

      (ii) Bodley P. Thornton and any other employees of Diamond Offshore Drilling, Inc. or its subsidiaries assigned to the Company's Alice, Texas office or yard only; and

            (b) If such acquisition does not close, but the Company or substantially all of its assets are acquired by a third party, such prohibition shall terminate on the date of execution of the definitive acquisition agreement as to (i) all employees of the Company and (ii) Bodley P. Thornton and any other employees of Diamond Offshore Drilling, Inc. or its subsidiaries assigned to the Company's Alice, Texas office or yard only.

For purposes hereof, an "employee of the Company" means a person who was an employee of the Company on October 1, 1996 and shall not apply to any DODI or Company employees who are now employed by Buyer or its Affiliates.

      10.13 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and nothing contained herein should be deemed to confer upon any third parties any remedy, claim, liability reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      10.14 SURVIVAL. Except as provided in Sections 3.3 and 3.4, no representations, warranties, covenants or agreements shall survive the Closing except for Articles 6, 8, 9 and 10 and Section 4.12.

      10.15 DTPA WAIVER. THE PARTIES HEREBY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS AND COMMERCE CODE.

11.   DEFINITIONS.

      11.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

            "Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

            "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

            "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GAAP" means generally accepted accounting principles as in effect on the date of this Agreement.

            "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

            "IRS" means the Internal Revenue Service.

            "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

            "Permitted Encumbrances" means the (i) Encumbrances specifically set forth on SCHEDULE 3.1(D) hereto; (ii) Encumbrances for taxes, assessments and governmental charges not yet due and payable; (iii) statutory liens arising in the ordinary course of business relating to obligations (x) as to which there is no default on the part of the Company and (y) which are Retained Liabilities, excluding any mortgage, security agreement or similar document; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Assets, or statutory liens filed of record against the Assets; and (iv) with respect to the Real Estate, Encumbrances listed on Schedule 1.1(a).

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

            "reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense or the initiation of legal action or similar extraordinary efforts.

            "Subsidiary" means any corporation more than 30 percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than 30 percent of whose total equity interests is owned, directly or indirectly, by the Company.

            "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

            "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

      11.2 CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in Section 10.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

      DEFINED TERMS                                         REFERENCE

      Assets                                                Section 1.1
      Acquisition Proposal                                  Section 4.7
      Agreement                                             Preamble
      Assumed Liabilities                                   Section 1.5(c)
      Benefit Plan                                          Section 3.1(p)
      Business                                              Recital 1
      Buyer                                                 Preamble
      Buyer Obligations                                     Section 13.1
      Claim                                                 Section 9.4
      Closing                                               Section 2.1
      Closing Date                                          Section 2.1
      Company                                               Preamble
      Company Obligations                                   Section 12.1
      Consent Required Contract                             Section 8.1
      Contracts                                             Section 1.1(h)
      DI                                                    Section 4.9
      DODI                                                  Section 3.1(s)
      Damages                                               Section 9.1
      Drill String                                          Section 1.1(e)
      Environmental Laws                                    Section 3.1(k)
      Escrow Agent                                          Section 7.3
      Escrow Agreement                                      Section 7.3

      Escrow Fund                                           Section 7.3
      Financial Statements                                  Section 3.1(c)
      Hazardous Material                                    Section 3.1(k)
      Indemnified Party                                     Section 9.4
      Indemnifying Party                                    Section 9.4
      Inventory                                             Section 1.1(d)
      Non-assigned Contract                                 Section 8.1
      Purchase Price                                        Section 2.2
      Real Estate                                           Section 1.1(a)
      Retained Liabilities                                  Section 1.5(a)
      Rigs                                                  Section 1.1(b)
      Title Company                                         Section 1.3(a)
      Vehicles                                              Section 1.1(c)

      11.3 REFERENCES. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit or Annex to this Agreement. All Schedules, Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

12.   DODI GUARANTY.

      12.1 GUARANTY. DODI hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by the Company of all of the Company's covenants, agreements, obligations and liabilities under Section 9.1 of this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by the Company hereunder when and as the same shall become due and payable (collectively, the "Company Obligations"), in accordance with the terms hereof. DODI acknowledges and agrees that, with respect to the Company Obligations, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against the Company. If the Company shall default in the due and punctual performance of any Company Obligation, including the full and timely payment of any amount due and payable pursuant to any Company Obligation, DODI will forthwith perform or cause to be performed such Company Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

      12.2 GUARANTY UNCONDITIONAL. The liabilities and obligations of DODI pursuant to this Article 12 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

            (1) any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Company Obligation by operation of law or otherwise;

            (2) the invalidity or unenforceability, in whole or in part, of this Agreement;

            (3) any modification or amendment of or supplement to this Agreement;

            (4) any change in the corporate existence, structure of ownership of Buyer, the Company, or DODI or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or

            (5) any other act, omission to act, delay of any kind by any party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 12.2, constitute a legal or equitable discharge of the obligations of DODI hereunder.

      12.3 WAIVERS OF DODI. DODI hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Buyer to proceed against or take any action against or pursue any remedy with respect to the Company or any other Person or make presentment or demand for performance or give any notice of nonperformance before Buyer may enforce its rights hereunder against DODI.

      12.4 DISCHARGE ONLY UPON PERFORMANCE IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. DODI's obligations hereunder shall remain in full force and effect until the Company Obligations shall have been performed in full. If at any time any performance by any Person of any Company Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of the Company or otherwise, DODI's obligations hereunder with respect to such Company Obligation shall be reinstated at such time as though such Company Obligation had become due and had not been performed.

      12.5 SUBROGATION. Upon performance by DODI of any Company Obligation, DODI shall be subrogated to the rights of Buyer against the Company with respect to such Company Obligation; PROVIDED, that DODI shall not enforce any Company Obligation by way of subrogation against the Company while any Company Obligation is due and unperformed by the Company.

13.   DI GUARANTY.

      13.1 GUARANTY. DI hereby irrevocably and unconditionally guarantees to the Company the prompt and full discharge by Buyer of all of Buyer's covenants, agreements, obligations and liabilities under Section 9.2 of this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the "Buyer Obligations"), in accordance with the terms hereof. DI acknowledges and agrees that, with respect to the Buyer Obligations, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, DI will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

      13.2 GUARANTY UNCONDITIONAL. The liabilities and obligations of DI pursuant to this Article 13 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

            (1) any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Buyer Obligation by operation of law or otherwise;

            (2) the invalidity or unenforceability, in whole or in part, of this Agreement;

            (3) any modification or amendment of or supplement to this Agreement;

            (4) any change in the corporate existence, structure of ownership of the Company, the Buyer or DI or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or

            (5) any other act, omission to act, delay of any kind by any party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 13.2, constitute a legal or equitable discharge of the obligations of DI hereunder.

      13.3 WAIVERS OF DI. DI hereby waives any right, whether legal or equitable, statutory or non-statutory, to require the Company to proceed against or take any action against or pursue any remedy with respect to Buyer or any other Person or make presentment or demand for performance or give any notice of nonperformance before the Company may enforce its rights hereunder against DI.

      13.4 DISCHARGE ONLY UPON PERFORMANCE IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. DI's obligations hereunder shall remain in full force and effect until the Buyer Obligations shall have been performed in full. If at any time any performance by any Person of any Buyer Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, DI's obligations hereunder with respect to such Buyer Obligation shall be reinstated at such time as though such Buyer Obligation had become due and had not been performed.

      13.5 SUBROGATION. Upon performance by DI of any Buyer Obligation, DI shall be subrogated to the rights of the Company against Buyer with respect to such Buyer Obligation; PROVIDED, that DI shall not enforce any Buyer Obligation by way of subrogation against Buyer while any Buyer Obligation is due and unperformed by Buyer.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                    DIAMOND M ONSHORE, INC.

                                    By: /s/ RICHARD L. LIONBERGER
                                    Name:   Richard L. Lionberger
                                    Title:  Vice President

                                    DRILLERS, INC.

                                    By: /s/ T.D. RICHARDS
                                    Name:   T.D. Richards
                                    Title:  President & C.E.O.

      Diamond Offshore Drilling, Inc. executes this Agreement solely to evidence its agreement to be bound by and perform the provisions of Article 12 and
Section 8.5 of this Agreement.

                                    DIAMOND OFFSHORE DRILLING, INC.

                                    By: /s/ ROBERT E. ROSE
                                            Robert E. Rose, President

      DI Industries, Inc. executes this Agreement solely to evidence its agreement to be bound by and perform the provisions of Article 13 of this Agreement.

                                    DI INDUSTRIES, INC.

                                    BY: /s/ THOMAS P. RICHARDS
                                            Thomas P. Richards, President